EXHIBIT 11

                          DATAKEY, INC. AND SUBSIDIARY
                       COMPUTATION RE: EARNINGS PER SHARE
                                  (UNAUDITED)
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
                                                                       Three Months Ended                   Nine Months Ended
                                                                     September 30, October 1,            September 30, October 1,
                                                                       1995             1994               1995             1994


Earnings
  Net Income (loss)                                                    $24,373         ($54,777)          $123,765        ($305,176)
                                                                       -------         ---------          --------        ----------

Primary Earnings (Loss) Per Share
  Shares:
  Weighted average number of common shares outstanding               2,829,570         2,829,237         2,829,570         2,829,126
  Assuming conversion of preferred stock                               150,000                 0           150,000                 0
  Assuming exercise of options and warrants

    reduced by the number of shares which

    could have been purchased with the

    proceeds from exercise of such options

    and warrants (treasury stock method)

    using average market price                                           7,120                 0             1,946                 0
                                                                    ----------         ---------        ----------        ----------

    Weighted average number of common and common

       equivalent shares outstanding                                 2,986,690         2,829,237         2,981,516         2,829,126
                                                                     ---------         ---------         ---------         ---------

Primary Earnings (Loss) Per share                                        $0.01           ($0.02)             $0.04           ($0.11)
                                                                         -----           -------             -----           -------

Fully Diluted Earnings (Loss) Per Share
  Shares:
  Weighted average number of common

    shares outstanding                                               2,829,570         2,829,237         2,829,570         2,829,126
  Assuming conversion of preferred stock                               150,000                 0           150,000                 0
  Assuming exercise of options and warrants

    reduced by the number of shares which

    could have been purchased with the

    proceeds from exercise of such options

    and warrants (treasury stock method)

    using the higher of the average market

    price or the ending market price                                     8,172                 0             8,172                 0
                                                                    ----------       -----------       -----------       -----------

    Weighted average number of

      common and common equivalent

      shares outstanding                                             2,987,742         2,829,237         2,987,742         2,829,126
                                                                     ---------         ---------         ---------         ---------

Fully Diluted Earnings (Loss) Per Share                                  $0.01           ($0.02)             $0.04           ($0.11)
                                                                         -----           -------             -----           -------
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